UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 19, 2018

BIOSCRIP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-11993	05-0489664
(State or other jurisdiction of incorporation)	(Commission File Number)	(Employer Identification Number)

1600 Broadway, Suite 700, Denver, Colorado 80202

(Address of principal executive offices)

(720) 697-5200

(Registrant's telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Accounting Officer

On October 22, 2018, BioScrip, Inc. (the “Company”) announced that John McMahon has been appointed to the position of Vice President, Controller and Chief Accounting Officer of the Company, effective October 19, 2019.

Mr. McMahon, 53, is a certified public accountant and has more than 25 years of accounting experience, including over a decade in principal accounting officer roles at publicly traded companies. In 2018, prior to joining BioScrip, Mr. McMahon was Chief Financial Officer of Anivive Lifesciences. From October 2015 through the end of 2017, he was Chief Financial Officer at Heska Corporation. From March 2014 through May 2015, he was Corporate Controller at Pinnacle Ag Holdings, and prior to that from 2008 through 2014, he was Corporate Controller for Advanced Energy Industries, Inc. Earlier in his career, Mr. McMahon held senior accounting and audit positions with a variety of companies, including at publicly traded Danka Business Systems PLC, Sykes Enterprises, Inc. and Documentum.

The Company has provided to Mr. McMahon an offer letter, dated as of October 12, 2018, that provides for Mr. McMahon’s salary and benefits (the “Offer Letter”).

Mr. McMahon’s annual salary will be $275,000, and he is eligible to participate in the Company’s Management Incentive Bonus Program, provided that he remains continuously employed with the Company through the date that the bonus is paid. Mr. McMahon is eligible for a bonus of up to 40% of his base salary, as determined by the Company and the Board of Directors of the Company (the “Board”), and subject to corporate, departmental and individual objectives being met. His participation in the 2018 Management Incentive Bonus Plan will be prorated based on his hire date.

Subject to the approval of the Management Development and Compensation Committee of the Board (the “Compensation Committee”), Mr. McMahon will be granted equity awards consisting of a long-term incentive award of options with a value of $68,750 and restricted stock units (“RSUs”) with a value of $68,750. If such grant is approved, the options and RSUs will vest at a rate of one-third per year over three years commencing on the first anniversary of the grant date.

Mr. McMahon will be permitted to participate in all employee benefits plans, policies, and practices now or hereafter maintained by or on behalf of the Company, commensurate with his position and level of individual contribution, if and to the extent he is eligible pursuant to the terms of such plans, policies, and practices, which may be modified by the Company at its discretion.

The Company and Mr. McMahon also executed a Severance Agreement in connection with the Offer Letter, which provides that, subject to certain conditions, if Mr. McMahon’s employment is terminated by the Company other than for “Cause,” as defined in the Severance Agreement, Mr. McMahon will be entitled to receive salary continuation payments for 26 weeks following the date Mr. McMahon executes the Company’s standard Separation and Release Agreement.

A copy of the Offer Letter and the Severance Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Offer Letter.

Item 7.01. Regulation FD Disclosure.

On October 22, 2018, the Company issued a press release announcing Mr. McMahon’s appointment as the Chief Accounting Officer of the Company, a copy of which is furnished as Exhibit 99.1 to this report.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Offer Letter, dated October 12, 2018, by and between BioScrip, Inc. and John McMahon
99.1	Press Release issued by the Company, dated October 22, 2018

The information in Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in Item 7.01, including Exhibit 99.1, shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOSCRIP, INC.

Date:	October 22, 2018
		By:	/s/ Kathryn M. Stalmack
Kathryn M. Stalmack
Senior Vice President, General Counsel
and Secretary